Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (Reg. No. 333-159034) of our report dated February 27, 2009 (June 10, 2009, as to the effects of the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion, as disclosed in Note 1), relating to the consolidated financial statements and financial statement schedule of Thoratec Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007) and our report dated February 27, 2009, relating to the effectiveness of Thoratec Corporation’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Thoratec Corporation filed with the United States Securities and Exchange Commission on June 11, 2009, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, CA
June 15, 2009